Exhibit 8.1

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

February 4, 2016

Jefferies Group LLC

520 Madison Avenue

New York, NY 10022

Jefferies Group Capital Finance Inc.

520 Madison Avenue

New York, NY 10022

            RE: Registration Statement on Form S-3 for Debt Securities, Warrants, Purchase Contracts and Units

Ladies and Gentlemen:

We have acted as counsel to Jefferies Group LLC, a Delaware limited liability company and Jefferies Group Capital Finance Inc., a Delaware corporation in connection with the filing of a Registration Statement on Form S-3, including the exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, for the registration by them of their Debt Securities, Warrants, Purchase Contracts and Units (collectively the “Securities”). Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

We hereby confirm to you that the discussion set forth under the heading “Material United State Federal Income Tax Consequences” in the Prospectus forming a part of the Registration Statement is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In addition, if a prospectus supplement relating to the offer and sale of any Securities is prepared and filed with the Securities and Exchange Commission on a future date and the prospectus supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us in substantially such form. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP